Exhibit 99.1
Emisphere’s SNAC Carrier Achieves GRAS Status for Use with Nutrients Added to
Foods and Dietary Supplements
CEDAR KNOLLS, N.J., Jul 28, 2009 (BUSINESS WIRE) — Emisphere Technologies, Inc. (OTC BB: EMIS) announced today that, concurrent with the publication of two papers in the July/August issue of the peer reviewed journal, International Journal of Toxicology, which describes the toxicology of its Sodium N-[8-(2-hydroxybenzoyl) Amino] Caprylate (“SNAC”) carrier, SNAC has achieved Generally Recognized as Safe (“GRAS”) status for its intended use in combination with nutrients added to food and dietary supplements.
Commenting on today’s news, Michael V. Novinski, President and Chief Executive Officer of Emisphere, stated, “The publication of our two papers in the International Journal of Toxicology was the final, necessary step in the process of obtaining GRAS status for our SNAC carrier, and we are very pleased to have achieved this goal.”
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules or nutritional supplements using its Eligen(R) Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen(R) Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.
Safe Harbor Statement Regarding Forward-Looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009, and as amended on Form 10-K/A as filed on April 30, 2009, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009.
For further information, contact:
Emisphere Technologies, Inc.
Daria Palestina, 973-532-8002
Director of Communications
dpalestina@emisphere.com
or
Rx Communications Group:
Eric Goldman (media), 917-322-2563
egoldman@rxir.com
or
Paula Schwartz, 917-322-2569
pschwartz@rxir.com